Exhibit 99.1

Star Gas Partners, L.P. and Subsidiaries

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

Independent Auditors’ Report

The Partners of Star Gas Partners, L.P.:

We have audited the accompanying consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2001 and 2002 and the related consolidated statements of operations, comprehensive income (loss), partners’ capital, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2001 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

Stamford, Connecticut

November 26, 2002, except as to note 20, which is as of February 3, 2003

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
(in thousands)	2001	2002
Assets
Current assets:
Cash and cash equivalents	$17,228	$61,481
Receivables, net of allowance of $11,364 and $8,282, respectively	104,973	83,452
Inventories	41,130	39,453
Prepaid expenses and other current assets	21,931	37,815

Total current assets	185,262	222,201

Property and equipment, net	235,371	241,892
Long-term portion of accounts receivables	6,752	6,672
Intangibles and other assets, net	471,434	473,001

Total assets	$898,819	$943,766

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$35,800	$20,360
Working capital facility borrowings	13,866	26,195
Current maturities of long-term debt	11,886	72,113
Accrued expenses	77,678	69,444
Unearned service contract revenue	24,575	30,549
Customer credit balances	65,207	70,583

Total current liabilities	229,012	289,244

Long-term debt	457,086	396,733
Other long-term liabilities	14,457	25,525
Partners’ capital:
Common unitholders	209,911	242,696
Subordinated unitholders	2,772	3,105
General partner	(2,220)	(2,710)
Accumulated other comprehensive loss	(12,199)	(10,827)

Total partners’ capital	198,264	232,264

Total liabilities and partners’ capital	$898,819	$943,766

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended September 30,
(in thousands, except unit data)	2000	2001	2002
Sales	$744,664	$1,085,973	$1,025,058
Costs and expenses:
Cost of sales	501,589	771,317	661,978
Delivery and branch expenses	156,862	200,059	235,708
Depreciation and amortization expenses	34,708	44,396	59,049
General and administrative expenses	20,511	39,086	40,771
TG&E customer acquisition expense	2,082	1,868	1,228

Operating income	28,912	29,247	26,324
Interest expense, net	26,784	33,727	37,502
Amortization of debt issuance costs	534	737	1,447

Income (loss) before income taxes, minority interest and cumulative effect of change in accounting principle	1,594	(5,217)	(12,625)
Minority interest in net loss of TG&E	251	—	—
Income tax expense (benefit)	492	1,498	(1,456)

Income (loss) before cumulative change in accounting principle	1,353	(6,715)	(11,169)
Cumulative effect of change in accounting principle for adoption of SFAS No. 133, net of income taxes	—	1,466	—

Net income (loss)	$1,353	$(5,249)	$(11,169)

General Partner’s interest in net income (loss)	$24	$(75)	$(116)

Limited Partners’ interest in net income (loss)	$1,329	$(5,174)	$(11,053)

Basic and diluted net income (loss) per Limited Partner unit	$.07	$(.23)	$(.38)

Basic and diluted weighted average number of Limited Partner units outstanding	18,288	22,439	28,790

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Fiscal Year Ended September 30,
(in thousands)	2000	2001	2002
Net income (loss)	$1,353	$(5,249)	$(11,169)
Other comprehensive income (loss)
Unrealized gain (loss) on derivative instruments	—	(18,594)	12,968
Unrealized loss on pension plan obligations	—	(4,149)	(11,596)

Comprehensive income (loss)	$1,353	$(27,992)	$(9,797)

Reconciliation of accumulated other comprehensive income (loss)

(in thousands)	Pension Plan Obligations	Derivative Instruments	Total
Balance as of September 30, 2000	$—	$—	$—
Cumulative effect of the adoption of SFAS No. 133	—	10,544	10,544
Reclassification to earnings	—	(2,473)	(2,473)
Other comprehensive loss	(4,149)	(16,121)	(20,270)

Balance as of September 30, 2001	(4,149)	(8,050)	(12,199)
Reclassification to earnings	—	16,252	16,252
Other comprehensive loss	(11,596)	(3,284)	(14,880)

Balance as of September 30, 2002	$(15,745)	$4,918	$(10,827)

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

YEARS ENDED SEPTEMBER 30, 2000, 2001 AND 2002

	Number of Units								Accumulated Other	Total
(in thousands, except unit data)	Common	Senior Sub	Junior Sub.	General Partner	Common	Senior Subordinated	Junior Subordinated	General Partner	Comprehensive Income (loss)	Partners Capital
Balance as of September 30, 1999	14,378	2,477	345	326	$145,906	$5,938	$(60)	$(1,608)	$—	$150,176
Issuance of units:
Common	1,667				22,611					22,611
Senior Subordinated		110				649				649
Net Income					1,122	182	25	24		1,353
Distributions:
($2.30 per unit)					(34,967)					(34,967)
($0.25 per unit)						(644)				(644)

Balance as of September 30, 2000	16,045	2,587	345	326	134,672	6,125	(35)	(1,584)	—	139,178
Issuance of units:
Common	7,349				123,846					123,846
Senior Subordinated		130				3,319				3,319
Net Loss [Major Employee Shareholders]					(4,475)	(620)	(79)	(75)		(5,249)
Other Comprehensive Loss, net									(12,199)	(12,199)
Distributions:
($2.300 per unit)					(44,132)					(44,132)
($1.975 per unit)						(5,341)				(5,341)
($1.725 per unit)							(597)	(561)		(1,158)

Balance as of September 30, 2001	23,394	2,717	345	326	209,911	3,483	(711)	(2,220)	(12,199)	198,264
Issuance of units:
Common	5,576				100,610					100,610
Senior Subordinated		417				6,908				6,908
Net Loss					(9,815)	(1,115)	(123)	(116)		(11,169)
Other Comprehensive Income, net									1,372	1,372
Distributions:					(58,010)
($2.30 per unit)										(58,010)
($1.65 per unit)						(4,939)				(4,939)
($1.15 per unit)							(398)	(374)		(772)

Balance as of September 30, 2002	28,970	3,134	345	326	$242,696	$4,337	$(1,232)	$(2,710)	$(10,827)	$232,264

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
(in thousands)	2000	2001	2002
Cash flows provided by (used in) operating activities:
Net income (loss)	$1,353	$(5,249)	$(11,169)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,708	44,396	59,049
Amortization of debt issuance cost	534	737	1,447
Minority interest in net loss of TG&E	(251)	—	—
Unit compensation expense	649	3,315	367
Provision for losses on accounts receivable	2,669	10,624	10,459
(Gain) loss on sales of fixed assets	(143)	26	336
Cumulative effect of change in accounting principle for the adoption of SFAS No. 133	—	(1,466)	—
Changes in operating assets and liabilities:
Decrease (increase) in receivables	(22,327)	(44,905)	11,314
Decrease (increase) in inventories	(6,272)	(3,824)	2,805
Increase in other assets	(3,134)	(15,066)	(16,167)
Increase (decrease) in accounts payable	6,589	10,942	(15,591)
Increase in other current and long-term liabilities	5,989	63,614	22,605

Net cash provided by operating activities	20,364	63,144	65,455

Cash flows provided by (used in) investing activities:
Capital expenditures	(7,560)	(17,687)	(15,070)
Proceeds from sales of fixed assets	1,136	596	1,882
Cash acquired in acquisitions	876	5	—
Acquisitions	(59,624)	(239,048)	(49,224)

Net cash used in investing activities	(65,172)	(256,134)	(62,412)

Cash flows provided by (used in) financing activities:
Working capital facility borrowings	104,450	114,250	90,123
Working capital facility repayments	(85,801)	(124,784)	(77,794)
Acquisition facility borrowings	65,800	70,700	74,250
Acquisition facility repayments	(36,200)	(95,600)	(56,950)
Repayment of debt	(9,426)	(8,980)	(22,931)
Proceeds from issuance of debt	28,726	175,923	—
Distributions	(35,611)	(50,631)	(63,721)
Increase in deferred charges	(442)	(5,527)	(2,103)
Proceeds from issuance of Common Units, net	22,611	123,846	100,244
Other	(2,881)	111	92

Net cash provided by financing activities	51,226	199,308	41,210

Net increase in cash	6,418	6,318	44,253
Cash at beginning of period	4,492	10,910	17,228

Cash at end of period	$10,910	$17,228	$61,481

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Partnership Organization

Star Gas Partners, L.P. (“Star Gas” or the “Partnership”) is a diversified home energy distributor and services provider, specializing in heating oil, propane, natural gas and electricity. Star Gas is a master limited partnership, which at September 30, 2002 had outstanding 29.0 million common units (NYSE: “SGU” representing an 88.4% limited partner interest in Star Gas Partners) and 3.1 million senior subordinated units (NYSE: “SGH” representing a 9.5% limited partner interest in Star Gas) outstanding. Additional Partnership interests include 0.3 million junior subordinated units (representing a 1.1% limited partner interest) and 0.3 million general partner units (representing a 1.0% general partner interest).

Operationally the Partnership was organized at September 30, 2002 as follows:

•	Star Gas Propane, L.P., (“Star Gas Propane” or the “propane segment”) is a wholly owned subsidiary of Star Gas. Star Gas Propane markets and distributes propane gas and related products approximately 300,000 customers in the Midwest, Northeast, Florida and Georgia;

•	Petro Holdings, Inc. (“Petro” or the “heating oil segment”), is the nation’s largest retail distributor of home heating oil and serves approximately 510,000 customers in the Northeast and Mid-Atlantic. Petro is an indirect wholly owned subsidiary of Star Gas Propane;

•	Total Gas and Electric (“TG&E” or the “natural gas and electric reseller segment”) is an energy reseller that markets natural gas and electricity to residential households in deregulated energy markets in New York, New Jersey, Florida and Maryland and serves over 55,000 residential customers. TG&E was formerly a wholly owned subsidiary of Star Gas, but subsequent to September 30, 2002, it became a wholly owned indirect subsidiary of Petro;

•	Star Gas Partners (“Partners” or the “Public Master Limited Partnership”) includes the office of the Chief Executive Officer and in addition has the responsibility for maintaining investor relations and investor reporting for the Partnership.

2. Summary of Significant Accounting Policies

Basis of Presentation

Beginning April 7, 2000, the Consolidated Financial Statements also include the accounts and results of operations of TG&E. As of September 30, 2000 and September 30, 2001, the Partnership owned 72.7% and 80.0% of TG&E. Revenue and expenses were also consolidated with the Partnership with a deduction for the net loss allocable to the minority interest, which amount was limited based upon the equity of the minority interest. All material intercompany items and transactions have been eliminated in consolidation.

In June 2002, the Partnership entered into an agreement that resolved certain disputes between the Partnership and the minority interest shareholders of TG&E relating to the initial purchase of TG&E by the Partnership. This agreement provided for the transfer of the entire minority shareholders’ equity interest in TG&E and the surrender to the Partnership of certain notes payable to the minority shareholders in the amount of $0.6 million. This transaction was accounted for as the acquisition of a minority interest and the result was to reduce recorded goodwill by $0.6 million. The book value of all other assets and liabilities of TG&E approximated their fair values.

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Sales of propane, heating oil, natural gas, electricity, propane/heating oil and air conditioning equipment are recognized at the time of delivery of the product to the customer or at the time of sale or installation. Revenue from repairs and maintenance service is recognized upon completion of the service. Payments received from customers for heating oil equipment service contracts are deferred and amortized into income over the terms of the respective service contracts, on a straight-line basis, which generally do not exceed one year.

Basic and Diluted Net Income (Loss) Per Limited Partner Unit

Net Income (Loss) per Limited Partner Unit is computed by dividing net income (loss), after deducting the General Partner’s interest, by the weighted average number of Common Units, Senior Subordinated Units and Junior Subordinated Units outstanding.

Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market and are computed on a first-in, first-out basis.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method.

Intangibles and Other Assets

Intangibles and other assets include goodwill, covenants not to compete, customer lists and deferred charges.

Goodwill is the excess of cost over the fair value of net assets in the acquisition of a company. The Partnership amortizes goodwill using the straight-line method over a twenty-five year period for goodwill acquired prior to July 1, 2001. In accordance with SFAS No. 141, goodwill acquired after June 30, 2001 is not amortized.

Covenants not to compete are non-compete agreements established with the owners of an acquired company and are amortized over the respective lives of the covenants, which are generally five years.

Customer lists are the names and addresses of the acquired company’s patrons. Based on the historical retention experience of these lists, Star Gas Propane amortizes customer lists on a straight-line method over fifteen years, Petro amortizes customer lists on a straight-line method over seven to ten years and TG&E amortizes customer lists on an accelerated method over six years.

Deferred charges represent the costs associated with the issuance of debt instruments and are amortized using the interest method over the lives of the related debt instruments.

It is the Partnership’s policy to review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Partnership determines that the carrying values of intangible assets are recoverable over their remaining estimated lives through undiscounted future cash flow analysis. If such a review should indicate that the carrying amount of the intangible assets is not recoverable, it is the Partnership’s policy to reduce the carrying amount of such assets to fair value.

Advertising Expenses

Advertising costs are expensed as they are incurred.

Customer Credit Balances

Customer credit balances represent pre-payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual usage on a fixed monthly basis) and the payments made have exceeded the charges for deliveries.

Environmental Costs

The Partnership expenses, on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. The Partnership also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.

Insurance Reserves

The Partnership accrues for workers’ compensation, general liability and auto claims not covered under its insurance policies based upon expectations as to what its ultimate liability will be for these claims.

TG&E Customer Acquisition Expense

TG&E customer acquisition expense represents the purchase of new accounts from a third party direct marketing company for the Partnership’s natural gas and electric reseller segment. Such costs are expensed as incurred upon acquisition of new customers.

Employee Unit Incentive Plan

When applicable, the Partnership accounts for stock-based compensation arrangements in accordance with APB No. 25. Compensation costs for fixed awards on pro-rata vesting are recognized straight-line over the vesting period. The Partnership adopted an employee unit incentive plan to grant certain employees senior subordinated limited partner units (“incentive units”), as an incentive for increased efforts during employment and as an inducement to remain in the service of the Partnership. Grants of incentive units vest twenty percent immediately, with the remaining amount vesting over four consecutive installments if the Partnership achieves annual targeted distributable cash flow. The Partnership records an expense for the incentive units granted, which require no cash contribution, over the vesting period for those units which are probable of being issued.

Income Taxes

The Partnership is a master limited partnership. As a result, for Federal income tax purposes, earnings or losses are allocated directly to the individual partners. Except for the Partnership’s corporate subsidiaries, no recognition has been given to Federal income taxes in the accompanying financial statements of the Partnership. While the Partnership’s corporate subsidiaries will generate non-qualifying Master Limited Partnership revenue, dividends from the corporate subsidiaries to the Partnership are generally included in the determination of qualified Master Limited Partnership income. In addition, a portion of the dividends received by the Partnership from the corporate subsidiaries will be taxable to the partners. Net earnings for financial statement purposes will differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and due to the taxable income allocation requirements of the Partnership agreement.

For all corporate subsidiaries of the Partnership excluding TG&E, a consolidated Federal income tax return is filed. TG&E files a separate Federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Concentration of Revenue With Price Plan Customers

At September 30, 2002, approximately 17% of the volume sold in the Partnership’s heating oil segment is sold to individual customers under an agreement pre-establishing a fixed or maximum sales price of home heating oil over a twelve month period. The fixed or maximum price at which home heating oil is sold to these price plan customers is generally renegotiated prior to the heating season of each year based on current market conditions. The heating oil segment currently enters into derivative instruments (futures, options, collars and swaps) for a substantial majority of the heating oil it sells to these price plan customers in advance and at a fixed cost. Should events occur after a price plan customer’s price is established that increases the cost of home heating oil above the amount anticipated, margins for the price plan customers whose heating oil was not purchased in advance would be lower than expected, while those customers whose heating oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of heating oil below the amount anticipated, margins for the price plan customers whose heating oil was purchased in advance could be lower than expected, while those customers whose heating oil was not purchased in advance would be unaffected or higher than expected.

Derivatives and Hedging

The Partnership uses derivative financial instruments to manage its exposure to market risk related to changes in the current and future market price of home heating oil, propane and natural gas. The Partnership believes it is prudent to minimize the variability and price risk associated with the purchase of home heating oil and propane; accordingly, it is the Partnership’s objective to hedge the cash flow variability associated with forecasted purchases of its inventory held for resale through the use of derivative instruments when appropriate. To a lesser extent, the Partnership also hedges the fair value of inventory on hand or firm commitments to purchase inventory. To meet these objectives, it is the Partnership’s policy to enter into various types of derivative instruments to (i) manage the variability of cash flows resulting from the price risk associated with forecasted purchases of home heating oil, propane and natural gas and (ii) hedge the downside price risk of firm purchase commitments and in some cases physical inventory on hand.

In October 2000, the Partnership adopted the provisions of Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” (Statement No. 133) as amended by Statement No. 137 and No. 138. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Partnership’s balance sheet and measurement of those instruments at fair value and requires that a company formally document, designate and assess the effectiveness and ineffectiveness of transactions that receive hedge accounting. Derivatives that are not designated as hedges must be adjusted to fair value through income. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Upon adoption of Statement No. 133 on October 1, 2000, the Partnership recognized current assets of $12.0 million, a $1.5 million increase in net income and a $10.5 million increase in accumulated other comprehensive income all of which were recorded as a cumulative effect of a change in accounting principle.

All derivative instruments are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Partnership designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). The Partnership formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Partnership also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, the Partnership discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the Partnership continues to carry the derivative on the balance sheet at its fair value, and recognized changes in the fair value of the derivative through current-period earnings.

Accounting Principles Not Yet Adopted

In June 2001, the FASB issued Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangible Assets.” Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as for all purchase method business combinations completed after June 30, 2001. Statement No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Partnership adopted the applicable provisions of Statement No. 141 related to acquisitions completed after June 30, 2001.

The Partnership will apply the transitional provisions (related to classification of intangibles) of Statement No. 141 and the provisions of Statement No. 142 beginning the first fiscal quarter of 2003. The Partnership has evaluated its existing intangible assets and will make any necessary reclassifications in order to conform to the provisions of Statement No. 141. In accordance with Statement No. 142, the Partnership will reassess the useful lives of its intangible assets and will test its goodwill and intangible assets for impairment and recognize any impairment loss as a cumulative effect of change in accounting principle in fiscal 2003.

As of September 30, 2002, the Partnership had unamortized goodwill in the amount of $264.6 million. The Partnership also has $194.2 million of unamortized identifiable intangible assets, which will be subject to the transition provisions of Statements No. 141 and No. 142. Since July 1, 2001, the Partnership’s adoption date of Statement No. 141, the Partnership acquired $87.8 million of goodwill subject to Statement No. 142. As a result, these assets were not amortized; however, amortization expense would have been increased approximately $3.4 million, if this goodwill had been amortized for the twelve months ended September 30, 2002. In accordance with FASB Statement No. 142, the Partnership is currently evaluating the fair value of its goodwill that arose in connection with its acquisitions, to determine if the value of these assets are impaired. It is likely that during the first fiscal quarter of 2003, the Partnership will record a charge between $3.5 million and $4.0 million to write-off a portion of TG&E’s goodwill pursuant to Statement No. 142. At September 30, 2002, TG&E had approximately $10.0 million of goodwill subject to the provisions of Statement No. 142. The Partnership will record the charge, net of taxes, as a cumulative effect of change in accounting principle.

The Partnership’s results for the fiscal years ended September 30, 2000, 2001 and 2002 on a historic basis did not reflect the impact of the provisions of Statement No. 142. Had the Partnership adopted Statement No. 142 on October 1, 1999, the unaudited pro forma effect on Basic and Diluted net income (loss) and Limited Partners’ interest in net income (loss) would have been as follows:

	Limited Partners’ Interest in Net Income (Loss)			Basic and Diluted Net Income (Loss) Per Limited Partner Unit
	2000	2001	2002	2000	2001	2002
(in thousands, except per unit data)
As reported: Net Income (loss)	$1,353	$(5,249)	$(11,169)	$0.07	$(0.23)	$(0.39)
Add: Goodwill amortization	7,419	7,887	8,275	0.41	0.35	0.29
Income tax impact	—	—	—	—	—	—

Adjusted: Net Income (loss)	$8,772	$2,638	$(2,894)	$0.48	$0.12	$(0.10)

General Partner’s interest in net income (loss)	$156	$38	$(30)	$0.01	$—	$—

Adjusted: Limited Partners’ interest in net income	$8,616	$2,600	$(2,864)	$0.47	$0.12	$(0.10)

In August 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations.” Statement No. 143 requires recording the fair market value of an asset retirement obligation as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets is incurred. Statement No. 143 also requires the recording of a corresponding asset, and to depreciate that amount over the life of the asset. The liability is then increased at the end of each period to reflect the passage of time and changes in the initial fair value measurement. The Partnership is required to adopt the provisions of Statement No. 143, effective October 1, 2002 and has determined that the provisions of this Statement will have no material impact on its financial condition or results of operations.

In October 2001, the FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Statement No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also extends the reporting requirements to report separately as discontinued operations, components of an entity that have either been disposed of or classified as held for sale. The Partnership is required to adopt the provisions of Statement No. 144 effective October 1, 2002 and has determined that the provisions of this Statement will have no material impact on its financial condition or results of operations.

In June 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Statement No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Partnership does not expect the adoption to have a material impact to the Partnership’s financial position or results of operations.

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of a guarantee; that is, the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. Interpretation No. 45 also requires additional disclosures related to guarantees. The disclosure requirements are effective for interim and annual financial statements for periods ending after December 15, 2002. The recognition and measurement provisions of Interpretation No. 45 are effective for all guarantees entered into or modified after December 31, 2002. The Partnership is in the process of evaluating the effect of this Interpretation on its financial statements and disclosures.

3. Quarterly Distribution of Available Cash

In general, the Partnership distributes to its partners on a quarterly basis all “Available Cash.” Available Cash generally means, with respect to any fiscal quarter, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of the Partnership’s business, (2) comply with applicable law or any of its debt instruments or other agreements, or

(3) in certain circumstances provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters. The General Partner may not establish cash reserves for distributions to the senior subordinated units unless the General Partner has determined that in its judgment the establishment of reserves will not prevent the Partnership from distributing the Minimum Quarterly Distribution (“MQD”) on all common units and any common unit arrearages thereon with respect to the next four quarters. Certain restrictions on distributions on senior subordinated units, junior subordinated units and general partner units could result in cash that would otherwise be Available Cash being reserved for other purposes. Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus as defined in the Partnership agreement.

The senior subordinated units, the junior subordinated units, and general partner units are each a separate class of interest in Star Gas Partners, and the rights of holders of those interests to participate in distributions differ from the rights of the holders of the common units.

The Partnership intends to distribute to the extent there is sufficient Available Cash, at least a MQD of $0.575 per common unit, or $2.30 per common unit on a yearly basis. In general, Available Cash will be distributed per quarter based on the following priorities:

•	First, to the common units until each has received $0.575, plus any arrearages from prior quarters.

•	Second, to the senior subordinated units until each has received $0.575.

•	Third, to the junior subordinated units and general partner units until each has received $0.575. Finally, after each has received $0.575, available cash will be distributed proportionately to all units until target levels are met.

If distributions of Available Cash exceed target levels greater than $0.604, the senior subordinated units, junior subordinated units and general partner units will receive incentive distributions.

In August 2000, the Partnership commenced quarterly distributions on its senior subordinated units at an initial rate of $0.25 per unit. From February 2001 to July 2002, the Partnership increased the quarterly distributions on its senior subordinated units, junior subordinated units and general partner units to $0.575 per unit. In August 2002, the Partnership announced that it would decrease distributions to its senior subordinated units to $0.25 and would eliminate the distributions to its junior subordinated units and general partner units.

The subordination period will end once the Partnership has met the financial tests stipulated in the partnership agreement, but it generally cannot end before December 31, 2005. However, if the general partner is removed under some circumstances, the subordination period will end. When the subordination period ends, all senior subordinated units and junior subordinated units will convert into Class B common units on a one-for-one basis, and each common unit will be redesignated as a Class A common unit. The main difference between the Class A common units and Class B common units is that the Class B common units will continue to have the right to receive incentive distributions and additional units.

The subordination period will generally extend until the first day of any quarter beginning after December 31, 2005 that each of the following three events occur:

(1)	distributions of Available Cash from Operating Surplus on the common units, senior subordinated units, junior subordinated units and general partner units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units for each of the three non-overlapping four-quarter periods immediately preceding that date;

(2)	the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units during those periods on a fully diluted basis for employee options or other employee incentive compensation. This includes all outstanding units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which the determination is made. It also includes all units that have as of the date of determination been earned by but not yet issued to our management for incentive compensation; and

(3)	there are no arrearages in payment of the minimum quarterly distribution on the common units.

4. Segment Reporting

The Partnership has three reportable operating segments: retail distribution of heating oil, retail distribution of propane and reselling of natural gas and electricity. The administrative expenses for the public master limited partnership, Star Gas Partners, have not been allocated to the segments. Management has chosen to organize the enterprise under these three segments in order to leverage the expertise it has in each industry, allow each segment to continue to strengthen its core competencies and provide a clear means for evaluation of operating results.

The heating oil segment is primarily engaged in the retail distribution of home heating oil, related equipment services and equipment sales to residential and commercial customers. It operates primarily in the Northeast and Mid-Atlantic states. Home heating oil is principally used by the Partnership’s residential and commercial customers to heat their homes and buildings and as a result, weather conditions have a significant impact on the demand for home heating oil.

The propane segment is primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers, in the Midwest, Northeast, Florida and Georgia. Propane is used primarily for space heating, water heating and cooking by the Partnership’s residential and commercial customers and as a result, weather conditions also have a significant impact on the demand for propane.

The natural gas and electric reseller segment is primarily engaged in offering natural gas and electricity to residential consumers in deregulated energy markets. In deregulated energy markets, customers have a choice in selecting energy suppliers to power and/or heat their homes; as a result, a significant portion of this segment’s revenue is directly related to weather conditions. TG&E operates in New York, New Jersey, Maryland and Florida, where competitors range from independent resellers, like TG&E, to large public utilities.

The Public Master Limited Partnership includes the office of the Chief Executive Officer and has the responsibility for maintaining investor relations and investor reporting for the Partnership.

The following are the statements of operations and balance sheets for each segment as of and for the periods indicated. The electric and natural gas reselling segment (TG&E) was added beginning April 7, 2000, the date of acquisition. There were no inter-segment sales.

	Fiscal Year Ended September 30,
	2001					2002
(in thousands)	Heating Oil	Propane	TG&E	Partners & Other	Consolidated	Heating Oil	Propane	TG&E	Partners & Other	Consolidated
Statements of Operations
Sales	$767,959	$226,340	$91,674		$1,085,973	$790,378	$195,517	$39,163	$—	$1,025,058
Cost of sales	563,803	124,164	83,350	—	771,317	546,495	82,865	32,618	—	661,978
Delivery and branch	142,968	57,091	—	—	200,059	174,030	61,678	—	—	235,708
Deprec. and amort.	28,586	13,867	1,934	9	44,396	40,437	16,783	1,822	7	59,049
G & A expense	10,240	6,992	12,720	9,134	39,086	13,630	8,526	14,500	4,115	40,771
TG&E customer acquisition expense	—	—	1,868	—	1,868	—	—	1,228	—	1,228

Operating income (loss)	22,362	24,226	(8,198)	(9,143)	29,247	15,786	25,665	(11,005)	(4,122)	26,324
Net interest expense (income)	20,891	11,863	2,934	(1,961)	33,727	24,087	13,227	3,530	(3,342)	37,502
Amortization of debt issuance costs	506	231	—	—	737	1,197	250	—	—	1,447

Income (loss) before income taxes	965	12,132	(11,132)	(7,182)	(5,217)	(9,498)	12,188	(14,535)	(780)	(12,625)
Income tax expense (benefit)	1,200	297	1	—	1,498	(1,700)	244	—	—	(1,456)

Income (loss) before cumulative change in accounting principle	(235)	11,835	(11,133)	(7,182)	(6,715)	(7,798)	11,944	(14,535)	(780)	(11,169)
Cumulative change in accounting principle	2,093	(229)	(398)	—	1,466	—	—	—	—	—

Net income (loss)	$1,858	$11,606	$(11,531)	$(7,182)	$(5,249)	$(7,798)	$11,944	$(14,535)	$(780)	$(11,169)

Capital expenditures	$11,979	$5,390	$318	$—	$17,687	$9,105	$5,235	$730	$—	$15,070

Total Assets	$591,625	$380,826	$28,756	$(102,388)	$898,819	$619,742	$442,318	$17,570	$(135,864)	$943,766

	Fiscal Year Ended September 30, 2000
(in thousands)	Heating Oil	Propane	TG&E	Partners & Other	Consolidated
Statements of operations
Sales	$570,877	$150,184	$23,603	$—	$744,664
Cost of sales	403,260	76,303	22,026	—	501,589
Delivery and branch	112,820	44,042	—	—	156,862
Depreciation and amortization	22,373	11,916	416	3	34,708
G & A expense	9,196	6,129	2,041	3,145	20,511
TG&E customer acquisition expense	—	—	2,082	—	2,082

Operating income (loss)	23,228	11,794	(2,962)	(3,148)	28,912
Net interest expense (income)	17,069	9,509	635	(429)	26,784
Amortization of debt issuance costs	343	191	—	—	534

Income (loss) before income taxes & minority interest	5,816	2,094	(3,597)	(2,719)	1,594
Minority interest in net loss of TG&E	—	—	251	—	251
Income tax expense	400	90	2	—	492
Net income (loss)	$5,416	$2,004	$(3,348)	$(2,719)	$1,353

Capital expenditures	$3,478	$3,927	$155	$—	$7,560

Total assets	$374,279	$286,714	$26,360	$(68,377)	$618,976

	Fiscal Year Ended September 30,
	2001					2002
(in thousands)	Heating Oil	Propane	TG&E	Partners & Other(1)	Consolidated	Heating Oil	Propane	TG&E	Partners & Other(1)	Consolidated
Balance Sheets
Assets
Current assets:
Cash and cash equivalents	$7,181	$3,655	$102	$6,290	$17,228	$49,474	$8,904	$474	$2,629	$61,481
Receivables, net	82,484	12,002	10,487	—	104,973	70,063	10,669	2,720	—	83,452
Inventories	24,735	13,181	3,214	—	41,130	27,301	10,156	1,996	—	39,453
Prepaid expenses and other current assets	16,921	3,523	2,349	(862)	21,931	34,817	2,793	1,009	(804)	37,815

Total current assets	131,321	32,361	16,152	5,428	185,262	181,655	32,522	6,199	1,825	222,201
Property and equipment, net	72,204	162,680	487	—	235,371	66,854	174,298	740	—	241,892
Long-term portion of accounts receivable	6,752	—	—	—	6,752	6,672	—	—	—	6,672
Investment in subsidiaries	—	108,035	—	(108,035)	—	—	137,689	—	(137,689)	—
Intangibles and other assets, net	381,348	77,750	12,117	219	471,434	364,561	97,809	10,631	—	473,001

Total assets	$591,625	$380,826	$28,756	$(102,388)	$898,819	$619,742	$442,318	$17,570	$(135,864)	$943,766

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$22,407	$5,682	$7,711	$—	$35,800	$11,070	$5,725	$3,565	$—	$20,360
Working capital facility borrowings	—	8,400	5,466	—	13,866	23,000	—	3,195	—	26,195
Current maturities of long- term debt	1,184	8,702	2,000	—	11,886	60,787	10,626	700	—	72,113
Accrued expenses and other current liabilities	63,895	10,267	1,052	2,464	77,678	53,754	12,633	1,170	1,887	69,444
Due to affiliate	(185)	(1,450)	2,069	(434)	—	(293)	(3,321)	2,855	759	—
Unearned service contract revenue	24,575	—	—	—	24,575	30,549	—	—	—	30,549
Customer credit balances	45,456	18,053	1,698	—	65,207	49,346	16,487	4,750	—	70,583

Total current liabilities	157,332	49,654	19,996	2,030	229,012	228,213	42,150	16,235	2,646	82289,244
Long-term debt	314,148	142,375	563	—	457,086	230,384	166,349	—	—	396,733
Other long-term liabilities	12,110	2,307	40	—	14,457	23,456	2,069	—	—	25,525
Partners’ capital:
Equity capital	108,035	186,490	8,157	(104,418)	198,264	137,689	231,750	1,335	(138,510)	232,264

Total liabilities and partners’ capital	$591,625	$380,826	$28,756	$(102,388)	$898,819	$619,742	$442,318	$17,570	$(135,864)	$943,766

(1)	The Partners & Other amounts include the balance sheet of the Public Master Limited Partnership, as well as the necessary consolidation entries to eliminate the investment in Petro Holdings, Star Gas Propane and TG&E.

5. Inventories

The components of inventory were as follows:

(in thousands)	September 30, 2001	September 30, 2002
Propane gas	$9,546	$6,175
Propane appliances and equipment	3,635	3,981
Fuel oil	12,403	15,555
Fuel oil parts and equipment	12,332	11,746
Natural gas	3,214	1,996

	$41,130	$39,453

Propane

The Partnership obtains its propane supply through a rail transportation system, through an outside trucking network and through inland terminals. In addition to these supply networks, Star Gas Propane’s operations are also supplied through bulk purchases at Mont Belvieu, Texas, which are physically transported to multiple points along the TEPPCO Partners, L.P. pipeline system and a drop point at Star Gas Propane’s Seymour, Indiana underground storage facility. The pipeline is connected to the Mont Belvieu, Texas storage facilities and is one of the largest conduits of supply for the U.S. propane industry. The Seymour facility allows the propane segment to store a volume of propane equal to approximately 13% of its annual purchases. Substantially all of the Partnership’s propane supplies for the retail operations are purchased under annual or longer term supply contracts that generally provide for pricing in accordance with market prices at the time of delivery from over 20 suppliers. Star Gas Propane’s three single largest suppliers in the aggregate account for approximately 40% of Star Gas Propane’s total annual propane purchases. Certain of the contracts provide for minimum and maximum amounts of propane to be purchased and provide for pricing in accordance with posted prices at the time of delivery or include a pricing formula that typically is based on current market prices.

Heating Oil

The Partnership obtains home heating oil in either barge or truckload quantities, and has contracts with approximately 80 third party owned terminals for the right to temporarily store its heating oil. Purchases are made pursuant to supply contracts or on the spot market. The Partnership has market price based contracts for substantially all its petroleum requirements with 12 different suppliers, the majority of which have significant domestic sources for their product, and many of which have been suppliers for over 10 years. Typically supply contracts have terms of 12 months. All of the supply contracts provide for maximum and in some cases minimum quantities, and in most cases the price is based upon the market price at the time of delivery.

Natural Gas and Electricity

The Partnership is an independent reseller of natural gas and electricity to residential homeowners in deregulated markets. In the markets in which TG&E operates, natural gas and electricity are available from wholesale natural gas producers and electricity generating companies. Substantially all purchases were from major U.S. wholesalers, who transport the natural gas to the incumbent utility company for TG&E, through purchased or assigned capacity using existing pipelines. Additionally, all of TG&E’s electricity requirements are currently purchased at market from a New York Independent System operator, who transports the electricity to the incumbent utility company, through scheduled deliveries using existing electric lines.

The incumbent utility company then delivers the natural gas and electricity to TG&E customers using existing pipelines and electric lines. The incumbent utility and TG&E coordinate delivery and billing, and also compete to sell the natural gas and electricity to the ultimate consumer. Generally, customers pay the incumbent utility a service charge to cover customer related costs like meter readings, billing, equipment and maintenance. Customers also pay a separate delivery charge to the incumbent utility for bringing the natural gas or electricity from the customer’s chosen supplier. The energy service company is then paid by the customer for the natural gas or electricity that was supplied. In most markets in which TG&E operates, these charges are itemized on one customer energy bill from the utility company. In other markets, TG&E directly bills the customer for the natural gas or electricity supplied.

The Partnership may enter into forward contracts with Mont Belvieu suppliers, heating oil suppliers or refineries which call for a fixed price for the product to be purchased based on current market conditions, with delivery occurring at a later date. In most cases the Partnership has entered into similar agreements to sell this product to customers for a fixed price based on market conditions. In the event that the Partnership enters into these types of contracts without a subsequent sale, it is exposed to some market risk. Currently, the Partnership does not have any forward contracts that if market conditions were to change, would have a material effect on its financial statements.

Inventory Derivative Instruments

The Partnership periodically hedges a portion of its home heating oil, propane and natural gas purchases and sales through futures, options, collars and swap agreements.

To hedge a substantial portion of the purchase price associated with heating oil gallons anticipated to be sold to its price plan customers, the heating oil segment at September 30, 2002 had outstanding 19.1 million gallons of futures contracts to buy heating oil with a notional value of $13.0 million and a fair value of $2.0 million; 73.5 million gallons of option contracts to buy heating oil with a notional value of $54.4 million and a fair value of $6.1 million; and 2.9 million gallons of option contracts to sell heating oil. None of the heating oil segment’s outstanding options to sell heating oil, which allow the Partnership the right to sell heating oil at a fixed price, were in the money at September 30, 2002. The contracts expire at various times with no contract expiring later than June 30, 2003.

To hedge a substantial portion of the purchase price associated with propane gallons anticipated to be sold to its fixed price customers, the propane segment at September 30, 2002 had outstanding swap contracts to buy 3.2 million gallons of propane with a notional value of $1.3 million and a fair value totaling $0.2 million; 3.4 million gallons of option contracts to buy propane with a notional value of $1.6 million and a fair value of $0.1 million; and 3.2 million gallons of option contracts to sell propane. None of the propane segment’s outstanding options to sell propane, which allow the Partnership the right to sell propane at a fixed price, were in the money at September 30, 2002. The contracts expire at various times with no contracts expiring later than March 2003.

To hedge a substantial portion of the purchase price associated with natural gas dekatherms anticipated to be sold to its fixed price customers, TG&E at September 30, 2002 had outstanding option contracts to buy 0.1 million dekatherms of natural gas. None of TG&E’s outstanding options to buy natural gas, which allow TG&E the right to buy natural gas at a fixed price, were in the money at September 30, 2002. The contracts expire at various times with no contract expiring later than December 2002.

For the year ended September 30, 2001, the Partnership had recognized the following for derivative instruments designated as cash flow hedges: $11.1 million gain in earnings due to instruments which expired during the fiscal year ended September 30, 2001, $8.1 million loss in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2001, $4.2 million loss due to hedge ineffectiveness for derivative instruments outstanding at September 30, 2001 and $1.0 million loss relating to the time value writeoff of outstanding option agreements at September 30, 2001. For derivative instruments accounted for as fair value hedges, the Partnership recognized a $3.3 million loss in earnings due to instruments which expired during the fiscal year ended September 30, 2001, and a $0.2 million gain in earnings for the change in the fair value of derivative instruments outstanding at September 30, 2001. For derivative instruments not designated as hedging instruments, the Partnership recognized a $0.2 million gain in earnings due to instruments which expired during the fiscal year ended September 30, 2001, and a $0.4 million gain for the change in fair value of derivative instruments outstanding at September 30, 2001.

For the year ended September 30, 2002, the Partnership has recognized the following for derivative instruments designated as cash flow hedges: $29.3 million loss in earnings due to instruments expiring during the current year, $4.9 million gain in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2002, and less than $0.1 million gain in earnings due to hedge ineffectiveness for derivative instruments outstanding at September 30, 2002. For derivative instruments accounted for as fair value hedges, the Partnership recognized a $2.2 million gain in earnings due to instruments expiring during the current year, and a $0.1 million loss in earnings for the change in the fair value of derivative instruments outstanding at September 30, 2002. For derivative instruments not designated as hedging instruments, the Partnership recognized a $0.4 million gain in earnings due to instruments expiring during the year, and a $0.1 million gain for the change in fair value of derivative instruments outstanding at September 30, 2002.

The Partnership recorded $8.7 million for the fair value of its derivative instruments, to other current assets, at September 30, 2002. The balance in accumulated other comprehensive income for effective cash flow hedges are expected to be reclassified into earnings, through cost of goods sold, over the next 12 months.

6. Property, Plant and Equipment

The components of property, plant and equipment and their estimated useful lives were as follows:

	September 30,
(in thousands)	2001	2002	Estimated Useful Lives
Land	$17,872	$20,620
Buildings and leasehold improvements	32,662	32,427	4-30 years
Fleet and other equipment	56,359	61,194	3-30 years
Tanks and equipment	165,275	178,612	8-30 years
Furniture and fixtures	30,265	38,309	3-12 years

Total	302,433	331,162
Less accumulated depreciation	67,062	89,270

Property and equipment, net	$235,371	$241,892

7. Intangibles and Other Assets

The components of intangibles and other assets were as follows at the indicated dates:

	September 30, 2001					September 30, 2002
(in thousands)	Propane	Heating Oil	TG&E	Partners	Total	Propane	Heating Oil	TG&E	Partners	Total
Goodwill	$35,223	$238,377	$10,036	—	$283,636	$42,834	$240,653	$11,132	$—	$294,619
Covenants not to compete	6,966	4,725	—	—	11,691	7,616	4,725	—	—	12,341
Customer lists	59,475	174,594	2,670	—	236,739	78,186	176,209	2,890	—	257,285
Deferred charges	4,244	7,990	170	231	12,635	5,157	9,238	170	—	14,565

Total intangibles and deferred charges	105,908	425,686	12,876	231	544,701	133,793	430,825	14,192	—	578,810
Less accumulated amortization	28,320	44,841	2,198	12	75,371	36,211	72,682	3,561	—	112,454

Net intangibles and deferred charges	77,588	380,845	10,678	219	469,330	97,582	358,143	10,631	—	466,356
Other assets	162	503	1,439	—	2,104	227	6,418	—	—	6,645
Intangibles and other assets, net	$77,750	$381,348	$12,117	$219	$471,434	$97,809	$364,561	$10,631	$—	$473,001

8. Long-term Debt and Bank Facility Borrowings

Long-term debt consisted of the following at the indicated dates:

	September 30,
(in thousands)	2001	2002
Propane Segment:
8.04% First Mortgage Notes(a)	$83,077	$74,375
7.17% First Mortgage Notes(a)	11,000	11,000
8.70% First Mortgage Notes(a)	27,500	27,500
7.87% First Mortgage Notes(a)	29,500	29,500
Acquisition Facility Borrowings(b)	—	20,400
Parity Debt Facility Borrowings(b)	—	14,200
Working Capital Facility Borrowings(b)	8,400	—
Heating Oil Segment:
7.92% Senior Notes(c)	90,000	90,000
9.0% Senior Notes(d)	57,170	45,273
8.25% Senior Notes(e)	103,000	109,068
10.25% Senior and Subordinated Notes(f)	2,000	—
8.96% Senior Notes(g)	40,000	40,000
Acquisition Facility Borrowings(h)	16,000	—
Working Capital Facility Borrowings(h)	—	23,000
Acquisition Notes Payable(i)	4,147	3,815
Subordinated Debentures(j)	3,015	3,015
TG&E Segment:
Working Capital Facility Borrowings(k)	5,466	3,195
Acquisition Facility Borrowings(k)	2,000	700
14.5% Junior Convertible Subordinated Notes Payable(l)	563	—

	482,838	495,041
Less current maturities	(11,886)	(72,113)
Less working capital facility borrowings	(13,866)	(26,195)

Long-term debt	$457,086	$396,733

(a) In December 1995, Star Gas Propane assumed $85.0 million of first mortgage notes (the “First Mortgage Notes”) with an annual interest rate of 8.04% in connection with the initial Partnership formation. In January 1998, Star Gas Propane issued an additional $11.0 million of First Mortgage Notes with an annual interest rate of 7.17%. In March 2000, Star Gas Propane issued $27.5 million of 8.70% First Mortgage Notes. In March 2001, Star Gas Propane issued $29.5 million of senior notes with an average annual interest rate of 7.87% per year. Obligations under the First Mortgage Note Agreements are secured, on an equal basis with Star Gas Propane’s obligations under the Star Gas Propane Bank Credit Facilities, by a mortgage on substantially all of the real property and liens on substantially all of the operating facilities, equipment and other assets of Star Gas Propane. The First Mortgage Notes requires semiannual payments, without premium on the principal thereof, which began on March 15, 2001 and have a final maturity of March 30, 2015. Interest on the First Mortgage Notes is payable semiannually in March and September. The First Mortgage Note Agreements contain various restrictive and affirmative covenants applicable to Star Gas Propane; the most restrictive of these covenants relate to the incurrence of additional indebtedness and restrictions on dividends, certain investments, guarantees, loans, sales of assets and other transactions.

(b) The Star Gas Propane Bank Credit Facilities currently consist of a $25.0 million Acquisition Facility, a $25.0 million Parity Debt Facility that can be used to fund maintenance and growth capital expenditures and an $18.0 million Working Capital Facility. At September 30, 2002, there was $20.4 million of borrowings outstanding under its Acquisition Facility and $14.2 million of borrowings outstanding under its Parity Debt Facility. The agreement governing the Bank Credit Facilities contains covenants and default provisions generally similar to those contained in the First Mortgage Note Agreements. The Bank Credit Facilities bear interest at a rate based upon, at the Partnership’s option, either the London Interbank Offered Rate plus a margin or a Base Rate (each as defined in the Bank Credit Facilities). The Partnership is required to pay a fee for unused commitments which amounted to $0.1 million, $0.1 million and $0.2 million during fiscal 2000, 2001 and 2002, respectively. For fiscal 2001 and 2002, the weighted average interest rate on borrowings under these facilities was 8.0% and 4.2%, respectively. At September 30, 2002, the interest rate on the borrowings outstanding was 4.2%.

The Working Capital Facility expires on June 30, 2003, but may be extended annually thereafter with the consent of the banks. However, there must be no amount outstanding under the Working Capital Facility for at least 30 consecutive days during each fiscal year. Borrowings under the Acquisition and Parity Debt Facilities will revolve until September 30, 2003, after which time any outstanding loans thereunder will amortize in quarterly principal payments with a final payment due on September 30, 2005.

(c) Petro issued $90.0 million of 7.92% senior secured notes in six separate series in a private placement to institutional investors as part of its acquisition by the Partnership. The Senior Secured Notes are guaranteed by Star Gas Partners and are secured equally and ratably with Petro’s existing senior debt and bank credit facilities by Petro’s cash, accounts receivable, notes receivable, inventory and customer list. Each series of Senior Secured Notes will mature between April 1, 2003 and April 1, 2014. Only interest on each series is due semiannually. On the last interest payment date for each series, the outstanding principal amount is due and payable in full.

The note agreements for the senior secured notes contain various negative and affirmative covenants. The most restrictive of the covenants include restrictions on payment of dividends or other distributions by Star Gas Partners if certain ratio tests as defined in the note agreement are not achieved.

(d) The Petro 9.0% Senior Secured Notes, which pay interest semiannually, were issued under agreements that are substantially identical to the agreements under which the $90.0 million of Senior Secured Notes were issued, including negative and affirmative covenants. The 9.0% Senior Notes are guaranteed by Star Gas Partners. The notes have a final maturity payment of $45.3 million which was paid on October 1, 2002. All such notes are redeemable at the option of the Partnership, in whole or in part upon payment of a premium as defined in the note agreement.

(e) The Petro Senior Notes bear an average interest rate of 8.25%. These Senior Notes pay interest semiannually and were issued under agreements that are substantially identical to the agreement under which the 7.92% and 9.0% Senior Notes were issued. These notes are also guaranteed by Star Gas Partners. The largest series has an annual interest rate of 8.05% and a maturity date of August 1, 2006 in the amount of $73.0 million. The remaining series bear an annual interest rate of 8.73% and are due in equal annual sinking fund payments due August 1, 2009 and ending on August 1, 2013.

In March 2002, the heating oil segment entered into two interest rate swap agreements designed to hedge $73.0 million in underlying fixed rate senior note obligations, in order to reduce overall interest expense. The swap agreements, which expire August 1, 2006, require the counterparties to pay an amount based on the stated fixed interest rate (annual rate 8.05%) pursuant to the senior notes for an aggregate $2.9 million due every six months on August 1 and February 1. In exchange, the heating oil segment is required to make semi-annual floating interest rate payments on August 1st and February 1st based on an annual interest rate equal to the 6 month LIBOR interest rate plus 2.83% applied to the same notional amount of $73.0 million. The swap agreements have been recognized as fair value hedges. Amounts to be paid or received under the interest rate swap agreements are accrued and recognized over the life of the agreements as an adjustment to interest expense. At September 30, 2002, Petro recognized a $6.1 million increase in the fair market value of its interest rate swaps which is recorded in other assets with the fair value of long term debt increasing by a corresponding amount. On October 17, 2002, Petro signed mutual termination agreements of its interest rate swap transactions. Petro terminated these obligations and liabilities in advance of its scheduled termination date, August 1, 2006, and received $4.8 million. The $4.8 million is reflected as a basis adjustment to the fair values of the related debt and will be amortized using the effective yield over the remaining lives of the swap agreements as a reduction of interest expense.

(f) The Petro 10.25% Senior and Subordinated Notes which pay interest quarterly also were issued under agreements that are substantially identical to the agreements under which the $90.0 million and the 9.0% Senior Notes were issued. These notes were also guaranteed by Star Gas Partners. In connection with a one year extension exercised by the noteholders in fiscal 2000, the interest rate increased to 14.1%. Petro made a final maturity payment of $2.0 million on January 15, 2002.

(g) The Petro 8.96% Senior Notes which pay interest semiannually, were issued under agreements that are substantially identical to the agreements under which the Partnership’s other Senior Notes were issued. These notes are also guaranteed by Star Gas Partners. These notes were issued in three separate series. The largest series has annual sinking fund payments of $2.9 million due beginning November 1, 2004 and ending November 1, 2010. The other two series are due on November 1, 2004 and November 1, 2005.

(h) The Petro Bank Facilities consist of three separate facilities; a $123.0 million working capital facility, a $20.0 million insurance letter of credit facility and a $50.0 million acquisition facility. At September 30, 2002, there was $23.0 million of borrowings under the working capital facility, $17.5 million of the insurance letter of credit facility was used, and there were no borrowings outstanding under the acquisition facility, along with an additional $3.1 million outstanding from the acquisition facility in the form of letters of credit (see footnote i below). The working capital facility and letter of credit facility will expire on June 30, 2004. Amounts outstanding under the acquisition facility on June 30, 2004 will convert to a term loan which will be payable in eight equal quarterly principal payments. Amounts borrowed under the working capital facility are subject to a requirement to maintain a zero balance for 45 consecutive days during the period from April 1 to September 30 of each year. In addition, each facility will bear an interest rate that is based on either the LIBOR or another base rate plus a set percentage. The bank facilities agreement contains covenants and default provisions generally similar to those contained in the note agreement for the senior secured notes with additional covenants. Due to the impact on operations of the record warm weather conditions experienced during the 2001-2002 heating season, Petro did not meet one of these additional facility covenants. The noncompliance was resolved with an amendment to Petro’s bank facility agreements, signed on April 25, 2002. As a result, the heating oil segment is currently in compliance with these covenants. The Partnership is required to pay a commitment fee, which amounted to $0.5 million and $1.0 million for the years ended September 30, 2001 and 2002, respectively. For the years ended September 30, 2001 and 2002, the weighted average interest rate for borrowings under these facilities was 8.46% and 4.09%, respectively. As of September 30, 2002, the interest rate on the borrowings outstanding was 3.55%.

(i) These Petro notes were issued in connection with the purchase of fuel oil dealers and other notes payable and are due in monthly and quarterly installments. Interest is at various rates ranging from 7% to 15% per annum, maturing at various dates through 2007. Approximately $3.1 million of letters of credit issued under the Petro Bank Acquisition Facility are issued to support these notes.

(j) Petro also has outstanding $1.3 million of 10 1/8% Subordinated Debentures due April 1, 2003, $0.7 million of 9 3/8% Subordinated Notes due February 1, 2006 and $1.1 million of 12 1/4% Subordinated Notes due February 1, 2005. In October 1998, the indentures under which the 10 1/8%, 9 3/8% and 12 1/4% subordinated notes were issued were amended to eliminate substantially all of the covenants provided by the indentures.

(k) At September 30, 2002, TG&E’s Bank Facilities consisted of a $3.0 million Acquisition Facility and a $15.4 million Working Capital Facility and were secured by substantially all of the assets of TG&E. At September 30, 2002, $0.7 million and $3.2 million was borrowed under the Acquisition Facility and Working Capital Facility, respectively. The Partnership was required to pay a fee for unused commitments, which amounted to less than $0.1 million for fiscal 2001 and 2002. For fiscal 2002, the weighted average interest rate on borrowings under these facilities was 5.1%. At September 30, 2002, the interest rate on the borrowings outstanding was 4.8%. In October 2002, TG&E repaid the Bank Facility borrowings. On October 31, 2002, the Partnership contributed the stock of TG&E to Petro, thus making TG&E a wholly owned subsidiary of Petro. As of October 31, 2002, all of TG&E’s bank facility borrowing agreements were terminated.

(l) These TG&E notes were issued to the minority interest equity holders of TG&E and were due on December 31, 2005. The annual interest rates were 14.5% and the notes were convertible, at the option of the holder, into common shares of TG&E at the rate of one share for each $23.333 in principal amount of the convertible notes. In June 2002, the Partnership entered into an agreement that resolved certain disputes between the Partnership and the minority interest shareholders of TG&E relating to the initial purchase of TG&E by the Partnership. This agreement provided for the transfer of the entire minority shareholder’s equity interest in TG&E and the surrender to the Partnership of certain notes payable to the minority shareholders in the amount of $0.6 million. This transaction was accounted for as the acquisition of a minority interest and the result was to reduce recorded goodwill by $0.6 million.

As of September 30, 2002, the Partnership was in compliance with all debt covenants. As of September 30, 2002, the maturities including working capital borrowings during fiscal years ending September 30 are set forth in the following table:

(in thousands)
2003	$98,308
2004	36,194
2005	51,993
2006	108,797
2007	54,051
Thereafter	145,698

9. Acquisitions

During fiscal 2002, the Partnership acquired four retail heating oil dealers and eight retail propane dealers. The aggregate purchase price was approximately $48.4 million.

In August 2001, the Partnership completed the purchase of Meenan Oil Co., Inc., believed to be the third largest home heating oil dealer in the United States for $131.8 million. During fiscal 2001, the Partnership also purchased twelve other heating oil dealers for $52.2 million. In addition to these thirteen unaffiliated oil dealers, acquired during fiscal 2001, the Partnership also acquired nine retail propane dealers for $60.8 million.

The following table indicates the allocation of the aggregate purchase price paid and the respective periods of amortization assigned for the 2001 and 2002 acquisitions.

(in thousands)	2001	2002	Useful Lives
Land	$7,002	$1,466	—
Buildings	8,816	1,950	30 years
Furniture and equipment	2,236	750	10 years
Fleet	14,995	2,919	3-30 years
Tanks and equipment	30,753	10,583	5-30 years
Customer lists	84,976	20,603	7-15 years
Restrictive covenants	4,742	650	5 years
Goodwill	84,401	8,429	0-25 years
Working capital	6,911	1,024	—

Total	$244,832	$48,374

The acquisitions were accounted for under the purchase method of accounting. Purchase prices have been allocated to the acquired assets and liabilities based on their respective fair values on the dates of acquisition. The purchase prices in excess of the fair values of net assets acquired were classified as intangibles in the Consolidated Balance Sheets. Sales and net income have been included in the Consolidated Statements of Operations from the respective dates of acquisition.

The following unaudited pro forma information presents the results of operations of the Partnership, including the acquisitions previously described, as if the acquisitions had taken place on October 1, 2000. This pro forma information is presented for informational purposes, it is not indicative of future operating performance.

	Year Ended September 30,
(in thousands, except per unit data)	2001	2002
Sales	$1,502,271	$1,045,517

Net income (loss)	$20,859	$(10,331)
General Partner’s interest in net income (loss)	$262	$(107)
Limited Partners’ interest in net income (loss)	$20,597	$(10,224)
Basic and diluted net income (loss) per limited partner unit	$0.63	$(0.32)

10. Employee Benefit Plans

Propane Segment

The propane segment has a 401(k) plan, which covers certain eligible non-union and union employees. Subject to IRS limitations, the 401(k) plan provides for each employee to contribute from 1.0% to 15.0% of compensation. The propane segment contributes to non-union participants a matching amount up to a maximum of 3.0% of compensation. Aggregate matching contributions made to the 401(k) plan during fiscal 2000, 2001 and 2002 were $0.4 million, $0.4 million and $0.5 million, respectively. For the fiscal years 2000, 2001 and 2002 the propane segment made contributions on behalf of its union employees to union sponsored defined benefit plans of $0.4 million, $0.5 million and $0.8 million, respectively.

Heating Oil Segment

The heating oil segment has a 401(k) plan, which covers certain eligible non-union and union employees. Subject to IRS limitations, the 401(k) plan provides for each employee to contribute from 1.0% to 17.0% of compensation. The Partnership makes a 4% core contribution of a participant’s compensation and matches 2/3 of each amount a participant contributes up to a maximum of 2.0% of a participant’s compensation. The Partnership’s aggregate contributions to the heating oil segment’s 401(k) plan during fiscal 2000, 2001 and 2002 were $2.7 million, $3.4 million and $4.6 million, respectively.

As a result of the Petro acquisition, the Partnership assumed Petro’s pension liability. Effective December 31, 1996, the heating oil segment consolidated all of its defined contribution pension plans and froze the benefits for non-union personnel covered under defined benefit pension plans. In 1997, the heating oil segment froze the benefits of its New York City union defined benefit pension plan as a result of operation consolidations. Benefits under the frozen defined benefit plans were generally based on years of service and each employee’s compensation. As part of the Meenan acquisition, the Partnership assumed the pension plan obligations and assets for Meenan’s company sponsored plan. This plan was frozen and merged into the Partnership’s defined benefit pension for non-union personnel as of January 1, 2002. The Partnership’s pension expense for all defined benefit plans during fiscal 2000, 2001 and 2002 were $0.3 million, $0.2 million and $0.1 million, respectively.

The following tables provide a reconciliation of the changes in the heating oil segment’s plan benefit obligations, fair value of assets and a statement of the funded status at the indicated dates:

	Year Ended September 30,
(in thousands)	2001	2002
Reconciliation of benefit obligations
Benefit obligations at beginning of year	$24,021	$57,143
Service cost	36	—
Interest cost	1,720	3,893
Actuarial loss	694	5,579
Benefit payments	(2,242)	(4,452)
Settlements	—	(22)
Meenan’s benefit obligations assumed	32,914	(3,977)

Benefit obligation at end of year	$57,143	$58,164

Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year	$21,473	$47,373
Actual return on plan assets	(1,079)	(3,025)
Employer contributions	2,090	2,973
Benefit payments	(2,241)	(4,452)
Settlements	—	(22)
Meenan’s assets assumed	27,130	—

Fair value of plan assets at end of year	$47,373	$42,847

Funded Status
Benefit obligation	$57,143	$58,164
Fair value of plan assets	47,373	42,847
Amount included in accumulated other comprehensive income	(4,149)	(15,745)
Unrecognized net actuarial loss	4,025	15,745

Accrued benefit cost	$(9,894)	$(15,317)

Components of net periodic benefit cost
Service cost	$36	$—
Interest cost	1,720	3,893
Expected return on plan assets	1,795	4,085
Net amortization	240	291
Settlement loss	—	22

Net periodic benefit cost	$201	$121

Weighted-average assumptions used in the measurement of the partnership’s benefit obligation as of the period indicated
Discount rate	7.25%	6.75%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	N/A	N/A

The Partnership recorded an additional minimum pension liability for underfunded plans of $15.7 million and $4.1 million as of September 30, 2002 and September 30, 2001, respectively, representing the excess of unfunded accumulated benefit obligations over plan assets. A corresponding amount is recognized as a reduction of partners’ capital through a charge to accumulated other comprehensive income.

In addition, the heating oil segment made contributions to union-administered pension plans of $3.5 million for fiscal 2000, $4.6 million for fiscal 2001 and $5.8 million for fiscal 2002.

11. Income Taxes

Income tax expense (benefit) was comprised of the following for the indicated periods:

	Year Ended September 30,
(in thousands)	2000	2001	2002
Current:
Federal	$—	$—	$(2,200)
State	492	1,498	744
Deferred	—	—	—

	$492	$1,498	$(1,456)

The passage of the “Job Creation and Worker Assistance Act of 2002,” increased the Alternative Minimum Tax Net Operating Loss Deduction limitation from 90% to 100% for net operating losses generated in 2001 and 2002. The tax law change will result in the recovery of alternative minimum taxes previously paid in the amount of approximately $2.2 million. The sources of the deferred income tax expense (benefit) and the tax effects of each were as follows:

	Year Ended September 30,
(in thousands)	2001	2002
Depreciation	$77	$1,071
Amortization expense	(2,616)	(3,379)
Vacation expense	(98)	(47)
Restructuring expense	68	81
Bad debt expense	(5,233)	1,030
Hedge accounting	782	(772)
Supplemental benefit expense	200	120
Pension contribution	726	973
Other, net	—	6
Recognition of tax benefit of net operating loss to the extent of current and previous recognized temporary differences	(1,862)	(13,570)
Change in valuation allowance	7,956	14,487

	$—	$—

The components of the net deferred taxes and the related valuation allowance for the years ended September 30, 2001 and September 30, 2002 using current rates are as follows:

	Year Ended September 30,
(in thousands)	2001	2002
Deferred tax assets:
Net operating loss carryforwards	$28,333	$41,903
Vacation accrual	2,027	2,074
Restructuring accrual	254	173
Bad debt expense	5,621	4,591
Supplemental benefit expense	247	127
Amortization	—	1,233
Other, net	309	303

Total deferred tax assets	36,791	50,404
Valuation allowance	(24,333)	(38,820)

Net deferred tax assets	$12,458	$11,584

Deferred tax liabilities:
Depreciation	$7,054	$8,125
Amortization	2,146	—
Pension contribution	2,476	3,449
Hedge accounting	782	10

Total deferred tax liabilities	$12,458	$11,584

Net deferred taxes	$—	$—

In order to fully realize the net deferred tax assets the Partnership’s corporate subsidiaries will need to generate future taxable income. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Based upon the level of current taxable income and projections of future taxable income of the Partnership’s corporate subsidiaries over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Partnership will not realize the full benefit of its deferred tax assets, at September 30, 2002 and 2001.

At September 30, 2002, the Partnership had net income tax loss carryforwards for Federal income tax reporting purposes of approximately $104.7 million of which approximately $35.9 million are limited in accordance with Federal income tax law. The losses are available to offset future Federal taxable income through 2022.

12. Lease Commitments

The Partnership has entered into certain operating leases for office space, trucks and other equipment.

The future minimum rental commitments at September 30, 2002, under operating leases having an initial or remaining non-cancelable term of one year or more are as follows:

(in thousands)	Heating Oil Segment	Propane Segment	TG&E	Total
2003	$6,649	$653	$116	$7,418
2004	6,577	514	26	7,117
2005	5,289	440	—	5,729
2006	4,484	411	—	4,895
2007	2,728	379	—	3,107
Thereafter	13,566	3,101	—	16,667

Total minimum lease payments	$39,293	$5,498	$142	$44,933

The Partnership’s rent expense was $8.0 million, $9.0 million and $13.0 million in 2000, 2001 and 2002, respectively.

13. Unit Grants

In June 2000, the Partnership granted 565,000 restricted senior subordinated units to management and outside directors. These units were granted under the Partnership’s Employee and Director Incentive Unit Plans. One-fifth of the units immediately vested with the remaining units vesting annually in four equal installments if the Partnership achieves specified performance objectives for each of the respective fiscal years. The Partnership recognized $0.6 million and $2.7 million of unit compensation expense for these units for the years ended September 30, 2000 and 2001, respectively. The Partnership did not record any expense for these units in fiscal 2002 since the specified performance objectives were not achieved in fiscal 2002.

In September 2000, the Partnership granted 381,000 unit appreciation rights and 87,000 restricted senior subordinated units to Irik P. Sevin. The unit appreciation rights vest in four equal installments on January 31, 2001, December 1, 2001, December 1, 2002 and December 1, 2003. The exercise price for these unit appreciation rights is $7.8536 Mr. Sevin will be entitled to receive payment in cash for these rights equal to the excess of the fair market value of a senior subordinated unit on the date exercisable over the exercise price. The grant of restricted senior subordinated units will vest in four equal installments on December 1 of 2001 through 2004. Distributions on the restrictive units will accrue to the extent declared. The Partnership recognized $0.5 million of unit compensation expense for the restricted senior subordinated units and $2.4 million of compensation expense for the unit appreciation rights for the year ended September 30, 2001. For the year ended September 30, 2002, the Partnership recognized $0.2 million of unit compensation expense for the restricted subordinated units. The Partnership also recorded a $1.3 million reduction in compensation expense for the reduction in the accrual for compensation earned for unit appreciation rights resulting from the lower unit price for the subordinated units.

In December 2001, the Partnership granted 24,750 restricted common units to Mr. Sevin. The grant of restricted common units will vest in four equal installments on January 1 of 2002 through 2005. Distributions on the restrictive units will accrue to the extent declared. The Partnership recorded $0.2 million of unit compensation expense for these units for the year ended September 30, 2002.

14. Supplemental Disclosure of Cash Flow Information

	Year Ended September 30,
(in thousands)	2001	2002
Cash paid during the period for:
Income taxes	$1,298	$1,869
Interest	$31,145	$36,962
Non-cash investing activities:
Acquisitions:
Increase in property and equipment, net	$—	$(95)
(Increase) decrease in intangibles and other asset	$(12,526)	$945
Increase (decrease) in assumed pension obligation	$5,784	$(3,977)
Increase (decrease) in accrued expense	$6,742	$(3,615)
Increase of subordinated unitholders’ capital	$—	$6,742
Non-cash financing activities:
Increase in other asset for interest rate swaps	$—	$(6,068)
Increase in long-term debt for interest rate swaps	$—	$6,068
Decrease in long-term debt in connection with TG&E’s minority interest transfer	$—	$(563)
Decrease in intangibles in connection with TG&E’s minority interest transfer	$—	$563

15. Commitments and Contingencies

In the ordinary course of business, the Partnership is threatened with, or is named in, various lawsuits. In the opinion of management, the Partnership is not a party to any litigation, which individually or in the aggregate could reasonably be expected to have a material adverse effect on the Partnership’s result of operations, financial position or liquidity.

16. Disclosures About The Fair Value Of Financial Instruments

Cash, Accounts Receivable, Notes Receivable, Inventory Derivative Instruments, Working Capital Facility Borrowings And Accounts Payable

The carrying amount approximates fair value because of the short maturity of these instruments.

Long-Term Debt

The fair values of each of the Partnership’s long-term financing instruments, including current maturities and interest rate swap agreements, are based on the amount of future cash flows associated with each instrument, discounted using the Partnership’s current borrowing rate for similar instruments of comparable maturity.

The estimated fair value of the Partnership’s long-term debt is summarized as follows:

			At September 30,
			2001	2002
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt	$468,972	$470,371	$468,846	$475,795

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

17. Subsequent Events

Long-term Debt Payments

The heating oil segment had 9.0% senior secured notes with an outstanding principle balance of $45.3 million due on October 1, 2002. On October 1, 2002, the heating oil segment paid its obligation of $45.3 million to the holders of the senior secured notes.

Cash Distributions

On October 30, 2002, the Partnership announced that it would pay cash distributions of $0.575 per Common Unit and $0.25 per Senior Subordinated unit for the quarter ended September 30, 2002. The distributions, totaling $17.4 million, were paid on November 14, 2002 to holders of record as of November 8, 2002.

18. Earnings Per Limited Partner Units

	September 30,
(in thousands, except per unit data)	2000	2001	2002
Income (loss) before cumulative effect of change in accounting principle per
Limited Partner unit:
Basic	$.07	$(.30)	$(.38)
Diluted	$.07	$(.30)	$(.38)
Cumulative effect of change in accounting principle per Limited Partner unit:
Basic	—	$.07	$—
Diluted	—	$.07	$—
Net income (loss) per Limited Partner unit:
Basic	$.07	$(.23)	$(.38)
Diluted	$.07	$(.23)	$(.38)
Basic earnings per unit:
Net income (loss)	$1,353	$(5,249)	$(11,169)
Less: General Partner’s interest in net income (loss)	24	(75)	(116)

Limited Partners’ interest in net income (loss)	$1,329	$(5,174)	$(11,053)

Common Units	15,438	19,406	25,342
Senior Subordinated Units	2,505	2,688	3,103
Junior Subordinated Units	345	345	345

Weighted average number of Limited Partner units outstanding	18,288	22,439	28,790

Basic earnings (losses) per unit	$.07	$(.23)	$(.38)

Diluted earnings per unit:
Effect of dilutive securities	$—	$—	$—

Limited Partners’ interest in net income (loss)	$1,329	$(5,174)	$(11,053)

Effect of dilutive securities	—	—	—

Weighted average number of Limited Partner units outstanding	18,288	22,439	28,790

Diluted earnings (losses) per unit	$.07	$(.23)	$(.38)

Fiscal 2001 and 2002, fully diluted per unit does not include any amount prior to the date of issuance of 24,000 common units granted to Mr. Sevin in December 2001 as well as the 110,000 subordinated units that vested pursuant to the employee incentive plan in December 2001 and the 303,000 senior subordinated units distributed in November 2001 pursuant to the heating oil segment achieving certain financial test because the impact of these issuances were antidilutive.

19. Selected Quarterly Financial Data (unaudited)

The seasonal nature of the Partnership’s business results in the sale by the Partnership of approximately 35% of its volume in the first fiscal quarter and 45% of its volume in the second fiscal quarter of each year. The Partnership generally realizes net income in both of these quarters and net losses during the quarters ending June and September.

	Three Months Ended
(in thousands, except per unit data)	December 31, 2001	March 31, 2002	June 31, 2002	September 30, 2002	Total
Sales	$286,223	$411,285	$188,725	$138,825	$1,025,058
Operating income (loss)	22,106	68,328	(20,656)	(43,454)	26,324
Income (loss) before income tax expense (benefit)	11,650	58,264	(29,840)	(52,699)	(12,625)
Net income (loss)	11,503	60,216	(29,938)	(52,950)	(11,169)
Limited Partner interest in net income (loss)	11,364	59,535	(29,607)	(52,345)	(11,053)
Net income (loss) per Limited Partner Unit Basic and Diluted(a)	$0.42	$2.09	$(1.02)	$(1.70)	$(0.38)

	Three Months Ended
(in thousands, except per unit data)	December 31, 2001	March 31, 2002	June 31, 2002	September 30, 2002	Total
Sales	$323,504	$470,447	$166,052	$125,970	$1,085,973
Operating income (loss)	25,186	74,191	(23,629)	(46,501)	29,247
Income (loss) before taxes and cumulative effect of change in accounting principle	16,924	65,037	(31,677)	(55,501)	(5,217)
Net income (loss)	17,674	64,114	(31,791)	(55,246)	(5,249)
Limited Partner interest in net income (loss)	17,391	63,150	(31,342)	(54,373)	(5,174)
Net income (loss) per:
Limited Partner Unit Basic(a)	$0.87	$2.86	$(1.38)	$(2.18)	$(0.23)
Limited Partner Unit Diluted(a)	$0.86	$2.85	$(1.38)	$(2.18)	$(0.23)

(a)	The sum of the quarters do not add-up to the total due to the weighting of Limited Partner Units outstanding.

20. Star Gas Finance Company

On January 15, 2003, Star Gas Finance Company was incorporated as a wholly-owned subsidiary of the Partnership. Star Gas Finance Company serves as the co-issuer, jointly and severally with the Partnership, of the Partnership’s $200 million 10-1/4% Senior Notes issued February 3, 2003, which are due in 2013. The Partnership will use the net proceeds of $189.3 million to repay senior secured indebtedness us well as for general partnership purposes including acquisitions. The Senior Notes are fully and unconditionally guaranteed by the Partnership. The Partnership is dependent on distributions from its subsidiaries to service the Partnership’s debt obligations. The distributions from the Partnership’s subsidiaries are not guaranteed and are subject to certain subsidiary loan restrictions. As of September 30, 2002, there were no such restrictions. Star Gas Finance Company has nominal assets and conducts no business operations.